THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



        Subject to Completion, Pricing Supplement dated January 16, 2002


PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 62 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                     Dated          , 2002
                                                                  Rule 424(b)(3)


                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                           % SPARQS due June 30, 2003
                          Mandatorily Exchangeable for
                    Shares of Common Stock of THE GAP, INC.

     Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

The SPARQS will pay   % interest per year but do not guarantee any return of
principal at maturity. Instead, the SPARQS will pay at maturity a number of shares of Gap common stock, subject to our right to call the SPARQS for cash at
any time beginning January   , 2003.

o    The principal amount and issue price of each SPARQS is $      , which is
     equal to the closing price of Gap common stock on the day we offer the SPARQS for initial sale to the public.

o    We will pay   % interest (equivalent to $          per year) on the $
     principal amount of each SPARQS. Interest will be paid quarterly, beginning March 30, 2002.

o At maturity, unless we have previously called the SPARQS for the cash call price, you will receive one share of Gap common stock in exchange for each SPARQS, subject to adjustment for certain corporate events relating to The Gap, Inc.

o    Beginning January   , 2003, we have the right to call all of the SPARQS at
     any time and pay to you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and
     including the call date, gives you a yield to call of   % per annum on the
     issue price of each SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

o If we decide to call the SPARQS, we will give you notice at least 15 but not more than 30 days before the call date specified in the notice. You will not have the right to exchange your SPARQS for Gap common stock prior to maturity.

o    Investing in SPARQS is not equivalent to investing in Gap common stock.

o The Gap, Inc. is not involved in this offering of SPARQS in any way and will have no obligation of any kind with respect to the SPARQS.

o We will apply to list the SPARQS to trade under the proposed symbol "MGY" on the American Stock Exchange LLC.

You should read the more detailed description of the SPARQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of SPARQS."

The SPARQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------

                             PRICE $    PER SPARQS

                            -----------------------


                                        Price         Agent's      Proceeds to
                                     to Public(1)   Commissions   the Company(1)
                                     ------------   -----------   -------------
Per SPARQS ....................           $              $              $
Total .........................           $              $              $

------------------
(1)  Plus accrued interest, if any, from the original issue date.

If you purchase at least 100,000 SPARQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $      per SPARQS (  % of the issue price). In that case, the
Agent's commissions will be $     per SPARQS.


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SPARQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SPARQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the SPARQS at maturity is linked to the performance of the common stock of The Gap, Inc., which we refer to as Gap Stock. The
SPARQS also provide fixed quarterly payments at an annual rate of   % based on
the principal amount of each SPARQS. Unlike ordinary debt securities, SPARQS do not guarantee the return of principal at maturity. Instead the SPARQS pay a number of shares of Gap Stock at maturity, subject to our right to call the
SPARQS for cash at any time on or after January   , 2003. The payment you will
receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield
to call of   % per annum on the issue price of the SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

     "Stock Participation Accreting Redemption Quarterly-pay Securities" and "SPARQS" are our service marks.


Each SPARQS              We, Morgan Stanley Dean Witter & Co., are offering   %
costs $                  Stock Participation Accreting Redemption Quarterly-pay
                         Securities(sm) due June 30, 2003, Mandatorily
                         Exchangeable for Shares of Common Stock of The Gap,
                         Inc., which we refer to as the SPARQS(sm). The principal amount and issue price of each SPARQS is $ , which is equal to the closing price of Gap Stock on the day we offer the SPARQS for initial sale to the public.

No guaranteed            Unlike ordinary debt securities, the SPARQS do not
return of principal      guarantee any return of principal at maturity.  Instead
                         the SPARQS will pay an amount of Gap Stock at maturity, subject to our prior call of the SPARQS for the applicable call price in cash. Investing in SPARQS is not equivalent to investing in Gap Stock.

   % interest on the     We will pay interest on the SPARQS, at the rate of   %
principal amount         of the principal amount per year, quarterly on each
                         March 30, June 30, September 30 and December 30, beginning March 30, 2002. The interest rate we pay on the SPARQS is more than the current dividend rate on Gap Stock. The SPARQS will mature on June 30, 2003. If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the applicable call date.

Payout at maturity       At maturity, if we have not previously called the
                         SPARQS, we will deliver to you a number of shares of Gap Stock equal to the exchange ratio for each $ principal amount of SPARQS you hold. The initial exchange ratio is one share of Gap Stock per SPARQS, subject to adjustment for certain corporate events relating to The Gap, Inc., which we refer to as the Gap. You do not have the right to exchange your SPARQS for Gap Stock prior to maturity.

                         You can review the historical prices of Gap Stock in the section of this pricing supplement called "Description of SPARQS--Historical Information."

                         If a market disruption event occurs on June 13, 2003, the maturity date of the SPARQS may be postponed. See the section of this pricing supplement called "Description of SPARQS--Maturity Date."

Your return on the       The return investors realize on the SPARQS may be
SPARQS may be limited    limited by our call right.  We have the right to call
by our call right        all of the SPARQS at any time beginning January   ,
                         2003, including at maturity, for the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of % per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date.

                         You should not expect to obtain a total yield
                         (including interest payments) of more than   % per
                         annum on the issue price of the SPARQS to the date we exercise our call right. If we call the SPARQS, you will receive the cash call price and not Gap Stock or an amount based upon the market price of Gap Stock.

                         The yield to call, and the call price for a particular call date that the yield to call implies, takes into account the time value of any periodic payments that are made on a given investment. That is, in the case of the SPARQS, the yield to call assumes that an investor in the SPARQS earns the yield to call rate on a particular cash flow on the SPARQS, such as an interest payment or the payment of the call price on a particular call date, from the date of issuance of the SPARQS to but excluding the date of the applicable payment. As a result, the call price for any call date is an amount per SPARQS such that the present value of all of the payments made on the SPARQS to and including the applicable call date (i.e., including the call price and all of the interest payments), when discounted to the date of issuance from the payment date of those cash flows at the yield to call rate of
                            % per annum, equals the issue price of the SPARQS.

                         If we call the SPARQS, we will do the following:

                         o send a notice announcing that we have decided to call the SPARQS;

                         o specify in the notice a call date when you will receive payment in exchange for delivering your SPARQS to the trustee; that call date will not be less than 15 nor more than 30 days after the date of the notice; and

                         o specify in the notice the cash call price that we will pay to you in exchange for each SPARQS.

                         If we were to call the SPARQS on January   , 2003,
                         which is the earliest day on which we may call the SPARQS, the total payment you would receive on the SPARQS, including interest paid from the date of
                         issuance through the call date, would be $       per
                         SPARQS. If we were to call the SPARQS on the maturity date, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date (which is the same date that would have otherwise been the maturity date),
                         would be $       per SPARQS.

The yield to call on     The yield to call on the SPARQS is     %, which means
the SPARQS is   %        that the annualized rate of return that you will
                         receive on the issue price of the SPARQS if we call the
                         SPARQS will be   %. The calculation of the yield to
                         call takes into account the issue price of the SPARQS,
                         the time to the call date, and the amount and timing
                         of interest payments on the SPARQS, as well as the
                         call price. If we call the SPARQS on any particular
                         call date, the call price will be an amount so that
                         the yield to call on the SPARQS to but excluding the
                         call date will be   % per annum.

MS & Co. will be the     We have appointed our affiliate, Morgan Stanley & Co.
calculation agent        Incorporated, which we refer to as MS & Co., to act as
                         calculation agent for JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Gap Stock and that we describe in the section called "Description of SPARQS--Antidilution Adjustments" in this pricing supplement.

No affiliation with      The Gap is not an affiliate of ours and is not involved
the Gap                  with this offering in any way. The obligations
                         represented by the SPARQS are obligations of Morgan
                         Stanley Dean Witter & Co. and not of the Gap.

Where you can find more  The SPARQS are senior notes issued as part of our
information on the       Series C medium-term note program. You can find a
SPARQS                   general description of our Series C medium-term note
                         program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections called
                         "Description of Notes--Fixed Rate Notes" and
                         "--Exchangeable Notes."

                         For a detailed description of the terms of the SPARQS, including the specific mechanics for exercise of our call right, you should read the "Description of SPARQS" section in this pricing supplement. You should also read about some of the risks involved in investing in SPARQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the SPARQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the SPARQS.

How to reach us          You may contact your local Morgan Stanley branch office
                         or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)
                         761-4000).

                                  RISK FACTORS

     The SPARQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Gap Stock, there is no guaranteed return of principal. Investing in SPARQS is not equivalent to investing directly in Gap Stock. In addition, you do not have the right to exchange your SPARQS for Gap Stock prior to maturity. The return investors realize on the SPARQS may be limited by our call right. This section describes the most significant risks relating to the SPARQS. You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.


SPARQS are not ordinary  The SPARQS combine features of equity and debt. The
senior notes --          terms of the SPARQS differ from those of ordinary debt
no guaranteed return of  securities in that we will not pay you a fixed amount
principal                at maturity. Our payout to you at maturity will be a
                         number of shares of Gap Stock, subject to our right to call the SPARQS for cash at any time beginning January
                           , 2003. If the market price of Gap Stock at maturity
                         is less than the market price on the day we offer the SPARQS for initial sale to the public and we have not called the SPARQS, we will pay you an amount of Gap
                         Stock with a value that is less than the principal amount of the SPARQS.

Your appreciation        The appreciation potential of the SPARQS may be limited
potential may be limited by our call right.  The $      issue price of one
by our call right        SPARQS is equal to the market price of one share of Gap
                         Stock on the day we offer the SPARQS for initial sale
                         to the public. If we exercise our call right, you will
                         receive the cash call price described under
                         "Description of SPARQS--Call Price" below and not Gap
                         Stock or an amount based upon the market price of Gap
                         Stock. The payment you will receive in the event that
                         we exercise our call right will depend upon the call
                         date and will be an amount of cash per SPARQS that,
                         together with all of the interest paid on the SPARQS
                         to and including the call date, represents a yield to
                         call of    % per annum on the issue price of the SPARQS
                         from the date of issuance to but excluding the call
                         date. We may call the SPARQS at any time on or after
                         January   , 2003, including on the maturity date. You
                         should not expect to obtain a total yield (including
                         interest payments) of more than     % per annum on the
                         issue price of the SPARQS to the date we exercise our call right.

Secondary trading        There may be little or no secondary market for the
may be limited           SPARQS.  Although we will apply to list the SPARQS on
                         the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the SPARQS but is not required to do so.

Market price of the      Several factors, many of which are beyond our
SPARQS influenced by     control, will influence the value of the SPARQS. We
many unpredictable       expect that generally the market price of Gap Stock on
factors                  any day will affect the value of the SPARQS more than
                         any other single factor. However, because we have the right to call the SPARQS at any time beginning January
                           , 2003 for a call price that is not linked to the
                         market price of Gap Stock, the SPARQS may trade differently from Gap Stock. Other factors that may influence the value of the SPARQS include:

                         o the volatility (frequency and magnitude of changes in price) of Gap Stock

                         o    the dividend rate on Gap Stock

                         o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Gap Stock

                         o    interest and yield rates in the market

                         o the time remaining until we can call the SPARQS and until the SPARQS mature

                         o    our creditworthiness

                         Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity. For example, you may have to sell your SPARQS at a substantial discount from the principal amount if the market price of Gap Stock is at, below, or not sufficiently above the initial market price.

                         You cannot predict the future performance of Gap Stock based on its historical performance. The price of Gap Stock may decrease so that you will receive at maturity an amount of Gap Stock worth less than the principal amount of the SPARQS. We cannot guarantee that the price of Gap Stock will increase so that you will receive at maturity an amount of Gap Stock worth more than the principal amount of the SPARQS. If we exercise our call right and call the SPARQS, you will receive the cash call price and not Gap Stock, and your yield to the call date (including all of the interest paid on the SPARQS) will be % per annum on the issue price of each SPARQS, which may be more or less than the yield on a direct investment in Gap Stock.

No affiliation with      We are not affiliated with the Gap.  Although we do not
the Gap                  have any non-public information about the Gap as of the
                         date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with the Gap, including extending loans to, or making equity investments in, the Gap or providing advisory services to the Gap, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the Gap.
                         Moreover, we have no ability to control or predict the actions of the Gap, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to the Gap. These research reports may or may not recommend that investors buy or hold Gap Stock. The
                         Gap is not involved in the offering of the SPARQS in any way and has no obligation to consider your interest as an owner of SPARQS in taking any corporate actions that might affect the value of your SPARQS.
                         None of the money you pay for the SPARQS will go to the Gap.

You have no              As an owner of SPARQS, you will not have voting rights
shareholder rights       or rights to receive dividends or other distributions
                         or any other rights with respect to Gap Stock.

The antidilution         MS & Co., as calculation agent, will adjust the amount
adjustments we are       payable at maturity for certain events affecting Gap
required to make do      Stock, such as stock splits and stock dividends, and
not cover every          certain other corporate actions involving the Gap, such
corporate event that     as mergers. However, the calculation agent is not
can affect Gap Stock     required to make an adjustment for every corporate
                         event that can affect Gap Stock. For example, the calculation agent is not required to make any adjustments if the Gap or anyone else makes a partial tender or partial exchange offer for Gap Stock. If an event occurs that does not require the calculation agent to adjust the amount of Gap Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

Adverse economic         As calculation agent, our affiliate MS & Co. will
interests of the         calculate the cash amount you will receive if we
calculation agent and    call the SPARQS and what adjustments should be made to
its affiliates may       the exchange ratio to reflect certain corporate and
influence determinations other events. We expect that MS  & Co. and other affiliates will carry out hedging activities related to the SPARQS (and possibly to other instruments linked to Gap Stock), including trading in Gap Stock as well as in other instruments related to Gap Stock. Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio. MS & Co. and some of our other subsidiaries also trade Gap Stock and other financial instruments related to Gap Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Gap Stock and, accordingly, could affect your payout on the SPARQS.

Because the              You should also consider the tax consequences of
characterization of      investing in the SPARQS. There is no direct legal
the SPARQS for federal   authority as to the proper tax treatment of the
income tax purposes is   SPARQS, and therefore significant aspects of the tax
uncertain, the material  treatment of the SPARQS are uncertain. Pursuant to the
federal income tax       terms of the SPARQS, Morgan Stanley and you agree to
consequences of an       treat a SPARQS as an investment unit consisting of (A)
investment in the        a terminable forward contract and (B) a deposit with
SPARQS are uncertain     us of a fixed amount of cash to secure your obligation
                         under the terminable forward contract, as described in the section of this pricing supplement called
                         "Description of SPARQS--United States Federal Income
                         Taxation--General." The terminable forward contract
                         (i) requires you (subject to our call right) to purchase Gap Stock from us at maturity, and (ii) allows us, upon exercise of our call right, to terminate the terminable forward contract by returning your deposit and paying to you an amount of cash equal to the difference between the deposit and the call price. If the Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS and your basis for Gap Stock received in exchange for the SPARQS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of SPARQS--United States Federal
                         Income Taxation."

                             DESCRIPTION OF SPARQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SPARQS" refers to each $
principal amount of our   % SPARQS due June 30, 2003, Mandatorily Exchangeable
for Shares of Common Stock of The Gap, Inc. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............     $25,000,000

Maturity Date.................     June 30, 2003, subject to extension in the
                                   event of a Market Disruption Event on June
                                   13, 2003.

                                   If the Final Call Notice Date is postponed due to a Market Disruption Event or otherwise and we elect to call the SPARQS, the Maturity Date will be postponed so that the Maturity Date will be the fifteenth calendar day following the Final Call Notice Date or, if such fifteenth calendar day is not a scheduled Trading Day, the immediately succeeding scheduled Trading Day. See "--Final Call Notice Date" below.

Interest Rate.................        % per annum (equivalent to $       per
                                   annum per SPARQS)

Interest Payment Dates........     March 30, 2002, June 30, 2002, September 30,
                                   2002, December 30, 2002, March 30, 2003 and
                                   the Maturity Date.

Record Date...................     The Record Date for each Interest Payment
                                   Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 10 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day; provided, however, that in the event that we call the SPARQS, no Interest Payment Date will occur after the Morgan Stanley Notice Date, except for any Interest Payment Date for which the Morgan Stanley Notice Date falls on or after the "ex-interest" date for the related interest payment, in which case the related interest payment will be made on such Interest Payment Date; and provided, further, that accrued but unpaid interest payable on the Call Date, if any, will be payable to the person to whom the Call Price is payable. The "ex-interest" date for any interest payment is the date on which purchase transactions in the SPARQS no longer carry the right to receive such interest payment.

Specified Currency............     U.S. Dollars

Issue Price...................     $       per SPARQS

Original Issue Date (Settlement
Date).........................         , 2002

CUSIP.........................     61744Y439

Denominations.................     $       and integral multiples thereof

Morgan Stanley Call Right.....     On any scheduled Trading Day on or after
                                   January , 2003, we may call the SPARQS, in whole but not in part, for the Call Price.
                                   If we call the SPARQS, the cash Call Price and any accrued but unpaid interest on the SPARQS will be delivered to you on the Call

                                   Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your SPARQS to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date....     The scheduled Trading Day on which we issue
                                   our notice of mandatory exchange, which must be at least 15 but not more than 30 days prior to the Call Date.

Final Call Notice Date........     June 13, 2003; provided that if June 13, 2003
                                   is not a Trading Day or if a Market
                                   Disruption Event occurs on such day, the Final Call Notice Date will be the immediately succeeding Trading Day on which no Market Disruption Event occurs.

Call Date.....................     The scheduled Trading Day on or after January
                                      , 2003 and on or prior to the Maturity
                                   Date specified by us in our notice of
                                   mandatory exchange, on which we will deliver cash to holders of SPARQS for mandatory exchange.

Call Price....................     The Call Price with respect to any Call Date
                                   is an amount of cash per SPARQS such that
                                   the sum of the present values of all cash
                                   flows on each SPARQS to and including the
                                   Call Date (i.e., the Call Price and all of
                                   the interest payments on each SPARQS),
                                   discounted to the Original Issue Date from
                                   the applicable payment date at the Yield to
                                   Call rate of    % per annum computed on the
                                   basis of a 360-day year of twelve 30-day months, equals the Issue Price.

                                   The table of indicative Call Prices set
                                   forth below illustrates what the Call Price
                                   per SPARQS would be if we were to call the
                                   SPARQS on January   , 2003 (which is the
                                   earliest date on which we may call the
                                   SPARQS) and on any subsequent scheduled
                                   Interest Payment Date through the Maturity
                                   Date:

                                   Call Date                          Call Price
                                   ---------                          ----------
                                   January   , 2003.................. $
                                   March 30, 2003.................... $
                                   June 30, 2003..................... $

                                   The indicative Call Prices set forth above
                                   do not include the accrued but unpaid
                                   interest that would also be payable on each
                                   SPARQS on the applicable Call Date. We may
                                   call the SPARQS on any scheduled Trading Day
                                   on or after January   , 2003.

                                   For more information regarding the
                                   determination of the Call Price and examples of how the Call Price is calculated in certain hypothetical scenarios, see Annex A to this pricing supplement.

Yield to Call............          The Yield to Call on the SPARQS is   %, which
                                   means that the annualized rate of return
                                   that you will receive on the Issue Price of
                                   the SPARQS if we call the SPARQS will be
                                      %. The calculation of the Yield to Call
                                   takes into account the Issue Price of the
                                   SPARQS, the time to the Call Date, and the
                                   amount and timing of interest payments on
                                   the SPARQS, as well as the Call Price. If we
                                   call the SPARQS on any particular Call Date,
                                   the Call Price will be
                                   an amount so that the Yield to Call on the
                                   SPARQS to but excluding the Call Date will
                                   be   % per annum. See Annex A to this pricing
                                   supplement.

Exchange at Maturity..........     Unless we have previously called the SPARQS,
                                   at maturity, upon delivery of the SPARQS to the Trustee, we will apply the $ principal amount of each SPARQS as payment for and will deliver a number of shares of Gap Stock at the Exchange Ratio.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the
                                   Trustee and to the Depositary, on or prior
                                   to 10:30 a.m. on the Trading Day immediately
                                   prior to maturity of the SPARQS, of the
                                   amount of Gap Stock to be delivered with
                                   respect to the $     principal amount of each
                                   SPARQS and (ii) deliver such shares of Gap
                                   Stock (and cash in respect of interest and any fractional shares of Gap Stock) to the Trustee for delivery to the holders.

No Fractional Shares..........     Upon delivery of the SPARQS to the Trustee at
                                   maturity, we will deliver the aggregate
                                   number of shares of Gap Stock due with
                                   respect to all of such SPARQS, as described above, but we will pay cash in lieu of delivering any fractional share of Gap Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Gap Stock as determined by the Calculation Agent as of the second scheduled
                                   Trading Day prior to maturity of the SPARQS.

Exchange Ratio................     1.0, subject to adjustment for certain
                                   corporate events relating to the Gap. See
                                   "--Antidilution Adjustments" below.

Market Price..................     If Gap Stock (or any other security for which
                                   a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                   ("OTC Bulletin Board") operated by the
                                   National Association of Securities Dealers,
                                   Inc. (the "NASD"), the Market Price for one share of Gap Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities
                                   Exchange Act of 1934, as amended (the
                                   "Exchange Act"), on which Gap Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National
                                   Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Gap Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National
                                   Market (if it is not then a national
                                   securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market
                                   Disruption Event or otherwise, the Market
                                   Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Gap Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.
                                   Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A
                                   "security of the Nasdaq National Market" shall include a security included in any successor to such system, and the term "OTC
                                   Bulletin Board Service" shall include any successor service thereto.

Trading Day...................     A day, as determined by the Calculation A
                                   gent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event............     If on any date the product of the Market
                                   Price per share of Gap Stock and the
                                   Exchange Ratio is less than $2.00, the
                                   maturity date of the SPARQS will be deemed
                                   to be accelerated to such date, and we will
                                   apply the $       principal amount of each
                                   SPARQS as payment for and will deliver a number of shares of Gap Stock at the then current Exchange Ratio, plus accrued but unpaid interest to but excluding the date of acceleration. See also "--Antidilution
                                   Adjustments" below.

Book Entry Note or Certificated
Note..........................     Book Entry

Senior Note or Subordinated
Note..........................     Senior

Trustee.......................     JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent for the underwritten
  offering of SPARQS..........     MS & Co.

Calculation Agent.............     MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the
                                   Exchange Ratio and Call Price for the SPARQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to the Call Price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the Call Price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining any Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......     The Exchange Ratio will be adjusted as
                                   follows:

                                   1. If Gap Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Gap Stock.

                                   2. If Gap Stock is subject (i) to a stock dividend (issuance of additional shares of Gap Stock) that is given ratably to all holders of shares of Gap Stock or (ii) to a distribution of Gap Stock as a result of the triggering of any provision of the corporate charter of the Gap, then once the dividend has become effective and Gap Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Gap Stock and (ii) the prior Exchange Ratio.

                                   3. There will be no adjustments to the
                                   Exchange Ratio to reflect cash dividends or other distributions paid with respect to Gap Stock other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Gap Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Gap Stock by an amount equal to at least 10% of the Market Price of Gap Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Gap Stock, the Exchange Ratio with respect to Gap Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Gap Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Gap Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Gap Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i),
                                   (iv) or (v) of paragraph 5, as applicable.

                                   4. If the Gap issues rights or warrants to all holders of Gap Stock to subscribe for or purchase Gap Stock at an exercise price per share less than the Market Price of Gap Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of Gap Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Gap Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Gap Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Gap Stock which the aggregate offering price of the total number of shares of Gap Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                   5. If (i) there occurs any reclassification
                                   or change of Gap Stock, including, without
                                   limitation, as a result of the issuance of
                                   any tracking stock by the Gap, (ii) the Gap
                                   or any surviving entity or subsequent
                                   surviving entity of the Gap (a "Gap
                                   Successor") has been subject to a merger,
                                   combination or consolidation and is not the
                                   surviving entity, (iii) any statutory
                                   exchange of securities of the Gap or any Gap
                                   Successor with another corporation occurs
                                   (other than pursuant to clause (ii) above),
                                   (iv) the Gap is liquidated, (v) the Gap
                                   issues to all of its shareholders equity
                                   securities of an issuer other than the Gap
                                   (other than in a transaction described in
                                   clause (ii), (iii) or (iv) above) (a
                                   "Spin-off Event") or (vi) a tender or
                                   exchange offer or going-private transaction
                                   is consummated for all the outstanding
                                   shares of Gap Stock (any such event in
                                   clauses (i) through (vi), a "Reorganization
                                   Event"), the method of determining the
                                   amount payable upon exchange at maturity for
                                   each SPARQS will be adjusted to provide that
                                   each holder of SPARQS will receive at
                                   maturity, in respect of the $ principal
                                   amount of each SPARQS, securities, cash or
                                   any other assets distributed to holders of
                                   Gap Stock in or as a result of any such
                                   Reorganization Event, including (i) in the
                                   case of the issuance of tracking stock, the
                                   reclassified share of Gap Stock, (ii) in the
                                   case
                                   of a Spin-off Event, the share of Gap Stock
                                   with respect to which the spun-off security
                                   was issued, and (iii) in the case of any
                                   other Reorganization Event where Gap Stock
                                   continues to be held by the holders
                                   receiving such distribution, the Gap Stock
                                   (collectively, the "Exchange Property"), in
                                   an amount with a value equal to the amount
                                   of Exchange Property delivered with respect
                                   to a number of shares of Gap Stock equal to
                                   the Exchange Ratio at the time of the
                                   Reorganization Event. Notwithstanding the
                                   above, if the Exchange Property received in
                                   any such Reorganization Event consists only
                                   of cash, the maturity date of the SPARQS
                                   will be deemed to be accelerated to the date
                                   on which such cash is distributed to holders
                                   of Gap Stock (unless we exercise the Morgan
                                   Stanley Call Right) and holders will receive
                                   in lieu of any Gap Stock and as liquidated
                                   damages in full satisfaction of Morgan
                                   Stanley's obligations under the SPARQS the
                                   lesser of (i) the product of (x) the amount
                                   of cash received per share of Gap Stock and
                                   (y) the then current Exchange Ratio and (ii)
                                   the Call Price calculated as though the date
                                   of acceleration were the Call Date
                                   (regardless of whether the date of
                                   acceleration is a day which occurs prior to
                                   January   , 2003). If Exchange Property
                                   consists of more than one type of property, holders of SPARQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                   For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Exchange Ratio will be made up to the close of business on the third Trading Day prior to the Maturity Date.

                                   No adjustments to the Exchange Ratio or
                                   method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Gap Stock, including, without limitation, a partial tender or exchange offer for Gap Stock.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Ratio or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the SPARQS in accordance with paragraph 5 above upon written request by any holder of the SPARQS.

Market Disruption Event.......     "Market Disruption Event" means, with respect
                                   to Gap Stock:

                                        (i) a suspension, absence or material
                                        limitation of trading of Gap Stock on
                                        the primary market for Gap Stock for
                                        more than two hours of trading or
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session in such market; or a
                                        breakdown or failure in the price and
                                        trade reporting systems of the primary
                                        market for Gap Stock as a result of
                                        which the reported trading prices for
                                        Gap Stock during the last one-half hour
                                        preceding the close of the principal
                                        trading session in such market are
                                        materially inaccurate; or the
                                        suspension, absence or material
                                        limitation of trading on the primary
                                        market for trading in options contracts
                                        related to Gap Stock, if available,
                                        during the one-half hour period
                                        preceding the close of the principal
                                        trading session in the applicable
                                        market, in each case as determined by
                                        the Calculation Agent in its sole
                                        discretion; and

                                        (ii) a determination by the Calculation
                                        Agent in its sole discretion that any
                                        event described in clause (i) above
                                        materially interfered with the ability
                                        of Morgan Stanley or any of its
                                        affiliates to unwind or adjust all or a
                                        material portion of the hedge with
                                        respect to the SPARQS.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in options
                                   contracts on Gap Stock by the primary
                                   securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Gap Stock and
                                   (5) a suspension, absence or material
                                   limitation of trading on the primary
                                   securities market on which options contracts related to Gap Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case of an
Event of Default..............     In case an event of default with respect to
                                   the SPARQS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per SPARQS upon any acceleration of
                                   the SPARQS shall be determined by the
                                   Calculation Agent and shall be an amount in
                                   cash equal to the lesser of (i) the product
                                   of (x) the Market Price of Gap Stock (and
                                   any Exchange Property) as of the date of
                                   such acceleration and (y) the then current
                                   Exchange Ratio and (ii) the Call Price
                                   calculated as though the date of
                                   acceleration were the Call Date (regardless
                                   of whether the date of acceleration is a day
                                   which occurs prior to January   , 2003), in
                                   each case plus accrued but unpaid interest to but excluding the date of acceleration;
                                   provided that if we have called the SPARQS in accordance with the Morgan Stanley Call
                                   Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each SPARQS equal to the Call Price for the Call Date specified in our notice of mandatory exchange, plus accrued but unpaid interest to but excluding the date of acceleration.

Gap Stock; Public
Information...................     The Gap is a global specialty retailer which
                                   operates stores selling casual apparel,
                                   personal care and other accessories for men, women and children under the Gap, Banana
                                   Republic and Old Navy brands. Gap Stock is registered under the Exchange Act. Companies with securities registered under the
                                   Exchange Act are required to file
                                   periodically certain financial and other information specified by the Commission.
                                   Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
                                   Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549, at prescribed rates.
                                   In addition, information provided to or
                                   filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov.
                                   Information provided to or filed with the Commission by the Gap pursuant to the Exchange Act can be located by reference to Commission file number 1-7562. In addition, information regarding the Gap may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   This pricing supplement relates only to the SPARQS offered hereby and does not relate to Gap Stock or other securities of the Gap. We have derived all disclosures contained in this pricing supplement regarding the Gap from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Gap in connection with the offering of the SPARQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Gap is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Gap Stock (and therefore the price of Gap Stock at the time we price the SPARQS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Gap could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of Gap Stock.

                                   We and/or our affiliates may presently or from time to time engage in business with the Gap, including extending loans to, or making equity investments in, the Gap or providing advisory services to the Gap, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Gap and, in addition, one or more of our affiliates may publish research reports with respect to the Gap. The statement in the preceding sentence is not intended to affect the rights of holders of the SPARQS under the securities laws. As a prospective purchaser of SPARQS, you should undertake an independent investigation of the Gap as in your judgment is appropriate to make an informed decision with respect to an investment in Gap Stock.

Historical Information........     The following table sets forth the published
                                   high and low Market Prices of Gap Stock
                                   during 1999, 2000, 2001 and 2002 through
                                   January 15, 2002. The Market Price of Gap
                                   Stock on January 15, 2002 was $14.57. We obtained the Market Prices and other information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate. You should not take the historical prices of Gap Stock as an indication of future performance. The price of Gap Stock may decrease so that at maturity you will receive an amount of Gap
                                   Stock worth less than the principal amount of the SPARQS. We cannot give you any assurance that the price of Gap Stock will increase so that at maturity you will receive an amount of Gap Stock worth more than the principal amount of the SPARQS. To the extent that the Market Price at maturity of shares of Gap Stock at the Exchange Ratio is less than the Issue Price of the SPARQS and the shortfall is not offset by the coupon paid on the SPARQS, you will lose money on your investment.

                                                            High     Low    Div
                                                            ----    ----   ----
                                   (CUSIP 364760108)
                                   1999
                                   First Quarter........... 46.63   37.75  .0222
                                   Second Quarter.......... 51.08   40.04  .0222
                                   Third Quarter........... 51.63   31.44  .0222
                                   Fourth Quarter.......... 46.88   31.50  .0222

                                   2000
                                   First Quarter........... 52.88   39.75  .0222
                                   Second Quarter.......... 51.05   28.69  .0222
                                   Third Quarter........... 38.63   19.94  .0222
                                   Fourth Quarter.......... 27.31   18.75  .0222

                                   2001
                                   First Quarter........... 33.00   23.01  .0222
                                   Second Quarter ......... 34.90   23.03  .0222
                                   Third Quarter .......... 30.25   11.40  .0222
                                   Fourth Quarter.......... 15.19   11.90  .0222

                                   2002
                                   First Quarter
                                     (through
                                     January 15, 2002)..... 16.35   14.10    --

                                   Historical prices of Gap Stock have been adjusted for a 3-for-2 stock split, which became effective in the second quarter of 1999.

                                   We make no representation as to the amount of dividends, if any, that the Gap will pay in the future. In any event, as a holder of SPARQS, you will not be entitled to receive dividends, if any, that may be payable on Gap Stock.

Use of Proceeds and Hedging...     The net proceeds we receive from the sale of
                                   the SPARQS will be used for general
                                   corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the SPARQS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the SPARQS by taking positions in Gap Stock, in options contracts on Gap Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the SPARQS. Purchase activity could potentially increase the price of Gap Stock, and therefore effectively increase the level at which Gap Stock must trade before you would receive at maturity an amount of Gap Stock worth as much as or more than the principal amount of the SPARQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of Gap Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS by purchasing and selling Gap Stock, options contracts on Gap Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................     Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of SPARQS set
                                   forth on the cover of this pricing
                                   supplement. The Agent proposes initially to
                                   offer the SPARQS directly to the public at
                                   the public offering price set forth on the
                                   cover page of this pricing supplement plus
                                   accrued interest, if any, from the Original
                                   Issue Date; provided that the price will be
                                   $        per SPARQS and the underwriting
                                   discounts and commissions will be $
                                   per SPARQS for purchasers of 100,000 or more
                                   SPARQS in any single transaction, subject to
                                   the holding period requirements described
                                   below. The Agent may allow a concession not
                                   in excess of   % of the principal amount of
                                   the SPARQS to other dealers. We expect to
                                   deliver the SPARQS against payment therefor
                                   in New York, New York on            , 2002.
                                   After the initial offering of the SPARQS, the Agent may vary the offering price and other selling terms from time to time.

                                   Where an investor purchases 100,000 or more
                                   SPARQS in a single transaction at the
                                   reduced price, approximately   % of the
                                   SPARQS purchased by the investor (the
                                   "Delivered SPARQS") will be delivered on the
                                   Settlement Date. The balance of
                                   approximately   % of the SPARQS (the
                                   "Escrowed SPARQS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered SPARQS have held all of the Delivered SPARQS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered SPARQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed SPARQS will be forfeited by the investor and not delivered to it. The Escrowed SPARQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per SPARQS for such investors to 100% of the principal amount of the SPARQS. Should investors who are subject to the holding period requirement sell their SPARQS once the holding period is no longer applicable, the market price of the SPARQS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                   In order to facilitate the offering of the SPARQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the SPARQS or Gap Stock. Specifically, the Agent may sell more SPARQS than it is obligated to purchase in connection with the offering or may sell Gap Stock it does not own, creating a naked short position in the SPARQS or Gap Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the SPARQS or Gap Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the SPARQS or Gap Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, SPARQS or Gap Stock in the open market to stabilize the price of the SPARQS. Any of these activities may raise or maintain the market price of the SPARQS above independent market levels or prevent or retard a decline in the market price of the SPARQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance Companies..    Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the SPARQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the SPARQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the SPARQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the SPARQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or
                                   84-14 or such purchase and holding is
                                   otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the SPARQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   In addition to considering the consequences of holding the SPARQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the SPARQS should also consider the possible implications of owning Gap Stock upon exchange of the SPARQS at maturity. Purchasers of the SPARQS have exclusive responsibility for ensuring that their purchase and holding of the SPARQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation......................     The following summary is based on the advice
                                   of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                   federal income tax consequences to initial holders of the SPARQS purchasing the SPARQS at the Issue Price, who will hold the SPARQS as capital assets within the meaning of
                                   Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury
                                   Regulations, changes to any of which
                                   subsequent to the date of this pricing
                                   supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S.
                                   federal income tax laws (e.g., certain
                                   financial institutions, tax-exempt
                                   organizations, dealers in options or
                                   securities, or persons who hold a SPARQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
                                   As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   General

                                   Pursuant to the terms of the SPARQS, we and
                                   every holder of a SPARQS agree (in the
                                   absence of an administrative determination
                                   or judicial ruling to the contrary) to
                                   characterize a SPARQS for all tax purposes
                                   as an investment unit consisting of the
                                   following components (the "Components"): (A)
                                   a terminable contract (the "Terminable
                                   Forward Contract") that (i) requires the
                                   holder of the SPARQS (subject to the Morgan
                                   Stanley Call Right) to purchase, and us to
                                   sell, for an amount equal to $       (the
                                   "Forward Price"), Gap Stock at maturity and
                                   (ii) allows us, upon exercise of the Morgan
                                   Stanley Call Right, to terminate the
                                   Terminable Forward Contract by returning to
                                   the holder the Deposit (as defined below)
                                   and paying to the holder an amount of cash
                                   equal to the difference between the Deposit
                                   and the Call Price; and (B) a deposit with
                                   us of a fixed amount of cash, equal to the
                                   Issue Price, to secure the holder's
                                   obligation to purchase Gap Stock (the
                                   "Deposit"), which Deposit bears an annual
                                   yield of   % per annum, which yield is based
                                   on our cost of borrowing. Under this
                                   characterization, less than the full
                                   quarterly payments on the SPARQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the SPARQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Terminable Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the SPARQS, we will allocate 100% of the Issue Price of the SPARQS to the Deposit and none to the Terminable Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the SPARQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS. Due to the absence of authorities that directly address instruments that are similar to the SPARQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the SPARQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SPARQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the SPARQS (including alternative characterizations of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                   U.S. Holders

                                   As used herein, the term "U.S. Holder" means an owner of a SPARQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the SPARQS

                                   Assuming the characterization of the SPARQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                   Quarterly Payments on the SPARQS. To the extent attributable to the yield on the Deposit, quarterly payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                   Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                   Settlement of the Terminable Forward
                                   Contract. Upon maturity of the Terminable
                                   Forward Contract, a U.S. Holder would,
                                   pursuant to the Terminable Forward Contract, be deemed to have applied the Forward Price toward the purchase of Gap Stock, and the U.S. Holder would not recognize any gain or loss with respect to any Gap Stock received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and, possibly, any accrued Contract Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                   With respect to any Gap Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Gap Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between cash and Gap Stock should be based on the amount of the cash received and the relative fair market value of Gap Stock as of the Maturity Date. The holding period for any Gap Stock received would start on the day after the maturity of the SPARQS.

                                   U.S. Holders should note that while any
                                   accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Terminable Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a SPARQS.

                                   Sale, Exchange or Early Retirement of the
                                   SPARQS. Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS or upon their retirement prior to maturity pursuant to the Morgan Stanley Call Right, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's tax basis in the SPARQS so sold, exchanged or retired. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the SPARQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the SPARQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the SPARQS

                                   Due to the absence of authorities that
                                   directly address the proper characterization of the SPARQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a SPARQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the SPARQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the SPARQS to the extent that the value of Gap Stock and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the SPARQS would generally be treated as ordinary income.

                                   Even if the Contingent Payment Regulations do not apply to the SPARQS, other alternative federal income tax characterizations or treatments of the SPARQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the SPARQS. It is possible, for example, that a SPARQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the SPARQS.

                                   Constructive Ownership

                                   Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below) by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although Section 1260 in its current form does not apply to the SPARQS, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the SPARQS. If Section 1260 were to apply to the SPARQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a SPARQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the SPARQS and disposed of the underlying stock upon disposition (including retirement) of the SPARQS. Section 1260, if applicable, would require a U.S. Holder that receives shares of Gap Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the SPARQS at maturity for fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the SPARQS.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of a SPARQS may be subject to information reporting and to backup withholding in respect of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                                                                                            Annex A
                                              Hypothetical Call Price Calculations

The following tables set forth sample calculations of the Call Price for hypothetical Call Dates of January 26, 2003, March 2, 2003 and June 30, 2003 (the scheduled Maturity Date) based on the following hypothetical terms:

     o    Original Issue Date: February 1, 2002
     o    Interest Payment Dates: Each March 30, June 30, September 30 and December 30, beginning March 30, 2002
     o    Yield to Call: 28.00% per annum (computed on the basis of a 360-day year of twelve 30-day months)
     o    Issue Price: $14.50 per SPARQS
     o    Interest Rate: 6.25% per annum

The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at the hypothetical Yield to Call rate of 28.00% per annum, equals the Issue Price.

The Call Price in each of the hypothetical examples shown below is determined as follows:

     o    The known cash flows on the SPARQS, i.e., the interest payments, are discounted to their present value on the
          Original Issue Date at the applicable Discount Factor, based on a rate equal to the Yield to Call. The sum of these present values equals the present value on the Original Issue Date of all of the interest payments payable on the SPARQS to and including the applicable Call Date.

          o    For example, the present value of all of the interest payments for the hypothetical Call Date of January
               26, 2003 is $.7716 ($.1426 + $.2046 + $.1923 + $.1808 + $.0513).

     o    Since the present value of all payments on the SPARQS to and including the Call Date must equal the Issue
          Price, we can determine the present value of the applicable Call Price by subtracting the sum of the present values of the interest payments from the Issue Price.

          o    For example, for the hypothetical Call Date of January 26, 2003, the present value of the Call Price is
               $13.7284 ($14.50 - $.7716).

     o    The Call Price is then derived by determining the amount that, when discounted to the Original Issue Date from the applicable Call Date at the applicable Discount Factor, equals the present value of the Call Price.

          o    For the hypothetical Call Date of January 26, 2003, the Call Price is therefore $17.5122, which is the amount that if paid on January 26, 2003 has a present value on the Original Issue Date of $13.7284, based on the applicable Discount Factor.


                                                      o    o    o


The Call Prices calculated in the following tables are based upon the hypothetical terms set forth above and three sample Call
Dates. The actual amount you will receive if we call the SPARQS will depend upon the actual terms of the SPARQS and the actual Call
Date.

                                                    Call Date of January 26, 2003
                                                    -----------------------------

                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                   on      Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------
February 1, 2002   ($14.5000)        --          --           --           --        0       0.0000000      100.00000%        --
March 30, 2002            --     $.1485          --           --       $.1485       59        .1638889       96.03499%       $.1426
June 30, 2002             --     $.2266          --           --       $.2266      149        .4138889       90.28737%       $.2046
September 30, 2002        --     $.2266          --           --       $.2266      239        .6638889       84.88374%       $.1923
December 30, 2002         --     $.2266          --           --       $.2266      329        .9138889       79.80351%       $.1808
January 26, 2003          --         --      $.0655           --       $.0655      355        .9861111       78.39332%       $.0513
Call Date (January
26, 2003)                 --         --          --     $17.5122     $17.5122      355        .9861111       78.39332%     $13.7284
                                                                                                                           ---------
Total amount received on the Call Date: $17.5777                                                                Total:     $14.5000
Total amount received over the term of the SPARQS: $18.4060

-------------------
1    The Call Price is the dollar amount that has a present value of $13.7284 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 28%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $14.50.

2    Based upon a 360-day year of twelve 30-day months.

                          1
3    Discount Factor = -------, where x is Years from Original Issue Date.
                       1.28(x)

                                                     Call Date of March 2, 2003
                                                     --------------------------

                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                   on      Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------
February 1, 2002   ($14.5000)        --          --           --           --        0       0.0000000      100.00000%           --
March 30, 2002            --     $.1485          --           --       $.1485       59        .1638889       96.03499%       $.1426
June 30, 2002             --     $.2266          --           --       $.2266      149        .4138889       90.28737%       $.2046
September 30, 2002        --     $.2266          --           --       $.2266      239        .6638889       84.88374%       $.1923
December 30, 2002         --     $.2266          --           --       $.2266      329        .9138889       79.80351%       $.1808
March 2, 2003             --         --      $.1561           --       $.1561      391       1.0861111       76.48179%       $.1194
Call Date (March
2, 2003)                  --         --          --     $17.8609     $17.8609      391       1.0861111       76.48179%     $13.6603
                                                                                                                           --------

Total amount received on the Call Date: $18.0170                                                                Total:     $14.5000
Total amount received over the term of the SPARQS: $18.8453

-------------------
1    The Call Price is the dollar amount that has a present value of $13.6603 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 28%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $14.50.

2    Based upon a 360-day year of twelve 30-day months.

                          1
3    Discount Factor = -------, where x is Years from Original Issue Date.
                       1.28(x)

                                              Call Date of June 30, 2003 (Maturity Date)
                                              ------------------------------------------

                                                                                                                       Present Value
                                                                                                                        at Original
                                         Accrued but               Total Cash   Days                                   Issue Date of
                                            Unpaid                  Received    from        Years from      Discount   Cash Received
                       Issue   Interest    Interest                   on      Original    Original Issue     Factor      on Payment
                       Price   Payments  Received on  Call Price    Payment     Issue          Date         at Yield   Date at Yield
  Payment Date         Paid    Received   Call Date   Received(1)     Date     Date(2)     (Days(2)/360)   to Call(3)     to Call
------------------  ---------  --------  -----------  -----------  ---------- --------    --------------   ----------  -------------
February 1, 2002   ($14.5000)        --          --          --            --        0       0.0000000      100.00000%           --
March 30, 2002            --     $.1485          --          --        $.1485       59        .1638889       96.03499%       $.1426
June 30, 2002             --     $.2266          --          --        $.2266      149        .4138889       90.28737%       $.2046
September 30, 2002        --     $.2266          --          --        $.2266      239        .6638889       84.88374%       $.1923
December 30, 2002         --     $.2266          --          --        $.2266      329        .9138889       79.80351%       $.1808
March 30, 2003            --     $.2266          --          --        $.2266      419       1.1638889       75.02733%       $.1700
June 30, 2003             --         --      $.2266          --        $.2266      509       1.4138889       70.53700%       $.1598
Call Date (June 30,
2003)                     --         --          --     $19.0679     $19.0679      509       1.4138889       70.53700%     $13.4499
                                                                                                                           --------

Total amount received on the Call Date: $19.2945                                                                Total:     $14.5000
Total amount received over the term of the SPARQS: $20.3494

-------------------
1    The Call Price is the dollar amount that has a present value of $13.4499 discounted to the Original Issue Date from the Call
     Date at the Yield to Call rate of 28%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $14.50.

2    Based upon a 360-day year of twelve 30-day months.

                          1
3    Discount Factor = -------, where x is Years from Original Issue Date.
                       1.28(x)


                        MORGAN STANLEY DEAN WITTER & CO.